                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                        MEDWAVE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                    MEDWAVE, INC.

                      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



     The Annual Meeting of Shareholders of Medwave, Inc. will be held on November 17, 1998 at 3:00 p.m. (Minneapolis time), in the Auditorium of the Lutheran Brotherhood Building, 625 Fourth Avenue, Minneapolis, Minnesota, for the following purposes:

     1.   To set the number of directors at four (4).

     2.   To elect directors for the ensuing year.

     3. To approve an amendment to the Stock Option Plan which clarifies certain administrative provisions, permits certain transfers of non-qualified stock options, and provides for additional automatic option grants to outside directors of the Company.

     4. To consider and act upon such other matters as may properly come before the meeting and any adjournments thereof.


     Only shareholders of record at the close of business on October 6, 1998, are entitled to notice of and to vote at the meeting or any adjournment thereof.

     Your vote is important. We ask that you complete, sign, date, and return the enclosed proxy in the envelope provided for your convenience. The prompt return of proxies will save the Company the expense of further requests for proxies.


                                   BY ORDER OF THE BOARD OF DIRECTORS



                                   G. Kent Archibald
                                   President and Chief Executive Officer



Arden Hills, Minnesota
October 9, 1998

                                    MEDWAVE, INC.

                           ANNUAL MEETING OF SHAREHOLDERS
                                 NOVEMBER 17, 1998


                                  PROXY STATEMENT


                                    INTRODUCTION

     Your proxy is solicited by the Board of Directors of Medwave, Inc. ("the Company") for use at the Annual Meeting of Shareholders to be held on November 17, 1998 at the location and for the purposes set forth in the notice of meeting, and at any adjournment thereof.

     The cost of soliciting proxies, including the preparation, assembly, and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to beneficial owners of stock, will be borne by the Company. Directors, officers, and regular employees of the Company may, without compensation other than their regular remuneration, solicit proxies personally or by telephone.

     Any shareholder giving a proxy may revoke it at any time prior to its use at the meeting by giving written notice of such revocation to the Secretary of the Company. Proxies not revoked will be voted in accordance with the choice specified by shareholders by means of the ballot provided on the proxy for that purpose. Proxies which are signed but which lack any such specification will, subject to the following, be voted in favor of the proposals set forth in the Notice of Meeting and in favor of the slate of directors proposed by the Board of Directors and listed herein. If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. Abstentions, therefore, as to any proposal will have the same effect as votes against such proposal. If a broker returns a "non-vote" proxy, indicating a lack of voting instructions by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote proxy shall be deemed present at the meeting for purposes of determining a quorum but shall not be deemed to be represented at the meeting for purposes of calculating the vote required for approval of such matter.

     The mailing address of the principal executive office of the Company is 4382 Round Lake Road West, Arden Hills, Minnesota 55112-3923. The Company expects that this Proxy Statement, the related proxy and notice of meeting will first be mailed to shareholders on or about October 9, 1998.


                        OUTSTANDING SHARES AND VOTING RIGHTS

     The Board of Directors of the Company has fixed October 6, 1998, as the record date for determining shareholders entitled to vote at the Annual Meeting. Persons who were not shareholders on such date will not be allowed to vote at the Annual Meeting. At the close of business on October 6, 1998, 5,392,396 shares of the Company's Common Stock were issued and outstanding. The Common Stock is the only outstanding class of capital stock of the Company entitled to vote at the meeting. Each share of Common Stock is entitled to one vote on each matter to be voted upon at the meeting. Holders of Common Stock are not entitled to cumulative voting rights.

                              PRINCIPAL SHAREHOLDERS

     The following table provides information concerning persons known to the Company to be the beneficial owners of more than 5% of the Company's outstanding Common Stock as of October 6, 1998. Unless otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the shares indicated.

                                        Number of Shares         Percent of
      Name and Address                  Beneficially Owned(1)    Ownership
      ---------------------------------------------------------------------
      G. Kent Archibald                      565,493(2)             9.8%
      4382 Round Lake Road West
      Arden Hills, MN   55112

      Aaron Boxer, Revocable Trust
      Aaron Boxer, Trustee                   396,639                7.4%
      5500 Wayzata Boulevard
      8th Floor - Suite 800
      Minneapolis, MN   55416

      William D. Corneliuson
      777 East Wisconsin Avenue
      Suite 3020                             300,100                5.6%
      Milwaukee, WI   53202

      David B. Johnson                       450,037(3)             8.2%
      5500 Wayzata Boulevard
      8th Floor - Suite 800
      Minneapolis, MN   55416

(1) Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire them as of October 6, 1998 or within sixty days of such date are treated as outstanding only when determining the percent owned by such individual and when determining the percent owned by a group.

(2) Includes options to purchase 391,250 shares of Common Stock which are currently exercisable as of October 6, 1998 or will become exercisable within 60 days of such date.

(3) Includes 28,500 shares held by Mr. Johnson's spouse and minor children, over which he may be deemed to share voting and disposition power, and includes warrants to purchase 70,000 shares of Common Stock which are exercisable as of October 6, 1998 or will become exercisable within 60 days of such date.

                            MANAGEMENT SHAREHOLDINGS

     The following table sets forth the number of shares of Common Stock beneficially owned as of October 6, 1998, by the executive officers of the Company named in the Summary Compensation Table, by each director and nominee for director of the Company and by all directors and current executive officers as a group. Unless otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the shares indicated.


      Name and Address of Beneficial       Number of Shares        Percent of
        Owner or Identity of Group       Beneficially Owned(1)     Ownership
      ------------------------------------------------------------------------
      G. Kent Archibald                         565,493(2)            9.8%
        4382 Round Lake Road West
        Arden Hills, MN  55112
      Norman Dann                                22,500(3)              *
        4382 Round Lake Road West
        Arden Hills, MN  55112
      Todd A. Erdmann                             ----                  *
        1626 Edona Road
        Fort Collins, CO  80525
      Jeffrey W. Green                            7,500(3)              *
        3401 4th Avenue North
        Sioux Falls, SD  57104
      Jerry E. Robertson                         32,500(4)              *
        4382 Round Lake Road West
        Arden Hills, MN  55112
      All current executive officers            744,993(5)           12.5%
      and directors as a group (6
      persons)

*    Less than 1%

(1)  See footnote (1) to preceding table.

(2)  See footnote (2) to preceding table.

(3) Such shares are not outstanding but may be purchased upon exercise of options which are exercisable as of October 6, 1998 or will become exercisable within 60 days of such date.

(4) Includes 10,000 shares held by a limited partnership of which Dr. Robertson and his wife are the general partners, and 22,500 shares which may be purchased upon exercise of options which are exercisable as of October 6, 1998 or will become exercisable within 60 days of such date.

(5) Includes 555,750 shares, which may be purchased upon exercise of options which are exercisable as of October 6, 1998 or will become exercisable within 60 days of such date.

                               ELECTION OF DIRECTORS
                                (PROPOSAL #1 AND #2)

GENERAL INFORMATION

     The Bylaws of the Company provide that the number of directors, which shall not be less than one, shall be determined by the Board of Directors or by the shareholders. The Board of Directors recommends that the number of directors be set at four and that four directors be elected at the Annual Meeting. Under applicable Minnesota law, approval of the proposal to set the number of directors at four, as well as the election of each nominee, requires the affirmative vote of the holders of the greater of (1) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.

     In the absence of other instructions, each proxy will be voted for each of the nominees listed below. If elected, each nominee will serve until the next annual meeting of shareholders and until his successor shall be elected and qualified. If, prior to the meeting, it should become known that any of the nominees will be unable to serve as a director after the meeting by reason of death, incapacity or other unexpected occurrence, the proxies will be voted for such substitute nominee as is selected by the Board of Directors or, alternatively, not voted for any nominee. The Board of Directors has no reason to believe that any nominee will be unable to serve.

     The names and ages of all the director nominees and the positions held by each with the Company are as follows:

                  Name                 Age                Position
----------------------------------    -----    --------------------------------
 G. Kent Archibald                      58     President, Chief Executive
                                               Officer, Secretary, and Director
 Norman Dann(1)(2)                      71     Director
 Jeffrey W. Green                       58     Director
 Jerry E. Robertson(1)(2)               65     Director

-----------------------------------------
(1)  Member of the Compensation Committee
(2)  Member of the Audit Committee

     G. KENT ARCHIBALD is the President, Chief Executive Officer, Secretary, and a director of the Company. He has served in these positions since October 1991. From 1988 to 1991, Mr. Archibald was a private consultant and investor. From 1978 to 1984, Mr. Archibald was founder, president and director of AVI, Inc., a medical device company acquired by 3M Company's Medical Products Division in 1984. After this acquisition, Mr. Archibald served until 1988 as a general manager and engineering director for 3M. Prior to his involvement with AVI, Inc., Mr. Archibald held engineering positions at 3M, Control Data Corporation, and The Boeing Company, Inc.
Mr. Archibald holds a B.S. degree in electrical engineering and is a professional engineer in the State of Minnesota. He serves as a director of RayMedica, Inc., a privately held company that is developing a prosthetic disc nucleus.

     NORMAN DANN, a director of the Company since August 1995, has extensive experience in the medical device industry. Since 1992, Mr. Dann has been a business consultant concentrating in the areas of venture capital, strategic planning, marketing, and product development. Mr. Dann also currently serves as a director of Minntech Corporation, and several private companies. From 1980 to 1992, Mr. Dann served as an executive officer of and consultant to Pathfinder Ventures, Inc., a venture capital firm ("Pathfinder"), and served as a general partner of three of Pathfinder's funds and partnerships. From 1971 to 1977, Mr. Dann served as Vice President of Sales and Marketing and Senior

Vice President of Development with Medtronic, Inc., a leading manufacturer of cardiac pacemakers and other medical products. In 1960, Mr. Dann founded The Dann Company, an independent representative and service organization for medical products, which was acquired by Medtronic, Inc. in 1971. Mr. Dann holds a B.S. degree in industrial engineering from Pennsylvania State University.

     JEFFREY W. GREEN has been a director of the Company since August 1997.
Mr. Green serves as Chairman of the Board of Hutchinson Technology, Inc.
Mr. Green co-founded Hutchinson Technology, Inc. in 1965 and served as its Chief Executive Officer from January 1983 to May 1996. Hutchinson Technology, Inc.
is the world's leading supplier of suspension assemblies for rigid magnetic disk drives. Mr. Green is a board member of Applied Biometrics, Inc., a maker of medical devices. Mr. Green is also a board member of the following privately held businesses: ContiMed, Inc., which is developing urinary catheters, and Internet Financial Securities, Inc. Mr. Green is also a board member of the following community business organizations: the Minnesota
Chamber of Commerce and the Chamber of Commerce of South Dakota.

     JERRY E. ROBERTSON, Ph.D. has been a director of the Company since August 1995. Dr. Robertson also currently serves as a director of the following publicly traded companies: Cardinal Health, Inc., CHOICE Hotels International, Inc., Haemonetics Corporation, Coherent, Inc., Steris Corporation, and Allianz Life Insurance Company of North America. From 1963 until his retirement in 1994, Dr. Robertson served in various supervisory, management, and executive positions with 3M Company. He served as executive vice president of 3M's Life Sciences Sector and Corporate Services from 1984 to 1994 and a member of 3M's Board of Directors from 1990 to 1994. Prior to that time, Dr. Robertson served in various capacities in the areas of surgical and medical products, chemical and synthetic medicinal research, and technical planning and coordination. Dr. Robertson holds a Ph.D. in organic chemistry.

COMMITTEE AND BOARD MEETINGS

     The Company's Board of Directors has two standing committees, the Audit Committee and the Compensation Committee. The Audit Committee is responsible for reviewing the Company's internal control procedures and the quarterly and annual financial statements of the Company, and reviewing with the Company's independent public accountants the results of the annual audit. The Audit Committee held one formal meeting during fiscal 1998. The Compensation Committee recommends to the Board of Directors from time to time the salaries and incentive compensation to be paid to executive officers of the Company and administers the Company's Stock Option Plan. The Compensation Committee held one formal meeting during fiscal 1998. Members of both of such Committees also meet informally from time to time throughout the year on Committee matters.

     The directors often communicate informally to discuss the affairs of the Company and, when appropriate, take formal Board action by unanimous written consent of all directors, in accordance with Minnesota law, rather than hold formal meetings. During fiscal 1998, the Board of Directors held seven formal meetings. Each incumbent director attended 75% or more of the total number of meetings (held during the period(s) for which he has been a director or served on committee(s)) of the Board and of committee(s) of which he was a member.

DIRECTOR FEES

     Directors are not currently paid fees for attending Board or Committee meetings. Under the Company's Stock Option Plan each non-employee director receives a ten year non-qualified option, vesting over a four-year period, to purchase 30,000 shares of the Company's Common Stock upon his or her initial election as a director. During fiscal 1996, Messrs. Norman Dann and Jerry E. Robertson each received an option to purchase 30,000 shares at an exercise price of $3.00 per share and during fiscal

1998, Mr. Jeffrey W. Green received an option to purchase 30,000 shares at an exercise price of $13.875 per share. In addition, if the proposed amendment of the Plan is approved by the shareholders, each non-employee director will receive annually a non-qualified stock option under the Plan to purchase 10,000 shares which fully vests after one year upon completion of three years of service as a director. See Proposal #3 below.


                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding compensation earned or awarded to G. Kent Archibald, the President and Chief Executive Officer and Mr. Todd A. Erdmann, formerly the Vice President of Sales of the Company, during the Company's last three fiscal years ended April 30, 1998, 1997, and 1996. No other executive officer of the Company received total salary and bonus compensation in excess of $100,000 for fiscal 1998.

                                                       Long-Term
                              Annual Compensation    Compensation
                             ----------------------  ------------
                                                      Securities
                                                      Underlying
                                                     Options (# of     All Other
Name and Principal Position  Year    Salary   Bonus   shares)(1)     Compensation
-----------------------------------------------------------------------------------
 G. Kent Archibald,          1998   $150,000   ---         ---         $4,500(2)
 President and Chief         1997    150,000   ---         ---          4,500(2)
 Executive Officer           1996    110,425   ---      175,000         1,312(2)
--------------------------------------------------------------------------------
 Todd A. Erdmann,(3)         1998   $109,490   ---         ---         $3,130(2)
 Former Vice President       1997    162,669   ---         ---          3,206(2)
 of Sales                    1996     60,288   ---      175,000          ---

---------------------
(1) Number of shares of Common Stock subject to options that were granted during the fiscal year.
(2) Reflects the Company's contribution to executive's individual retirement account under the Company's Simplified Employee Pension Plan.
(3) Mr. Todd A. Erdmann resigned from the Company and relinquished his position as Vice President of Sales effective January 16, 1998.

EMPLOYMENT AGREEMENTS

     Although the Company has non-compete and confidentiality agreements with its employees, the Company does not have an employment agreement with, or key-man life insurance on, Mr. Archibald or any other individual.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     No options were granted during fiscal year 1998 to the Named Executive Officers.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table sets forth certain information concerning each exercise of stock options during the fiscal year ended April 30, 1998 by each Named Executive Officer and the aggregated fiscal year-end value of the unexercised options of such Named Executive Officer.

                                                    Number of Unexercised          Value of Unexercised
                                                Securities Underlying Options      In-the-Money Options
                                                  at Fiscal Year-End (#)(1)      at Fiscal Year-End ($)(1)
                                                ----------------------------- -----------------------------
                     Shares
                   Acquired on       Value
      Name         Exercise (#)   Realized ($)   Exercisable   Unexercisable   Exercisable   Unexercisable
-----------------------------------------------------------------------------------------------------------
G. Kent Archibald     - 0 -        $ - 0 -        347,500         87,500        $3,082,500     $700,000
Todd A. Erdmann      87,500        278,863(2)       - 0 -          - 0 -             - 0 -        - 0 -

(1) Based on the difference between the closing price of the Company's Common Stock at fiscal year-end and the option exercise price.
(2) Reflects the value realized by Mr. Erdmann upon the exercise of an option to purchase 87,500 shares of Common Stock at an exercise price of $5.06 per share on January 30, 1998, based upon the sale of the shares simultaneously with the exercise of the option.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OVERVIEW AND PHILOSOPHY The Compensation Committee is currently composed of two of the Company's outside directors. The Compensation Committee's responsibilities are to:

     - Review and recommend compensation policies and compensation levels for the Company's executive officers to the Board;

     - Review and recommend plans to provide management continuity to the Board; and

     - Administer the Company's stock-based compensation plan. The Compensation Committee determines who will participate in the Company's stock-based compensation plans and the extent and terms of such participation.

The Compensation Committee's objectives in recommending executive compensation policies and compensation levels for the Company's executive officers are: (i) to attract and retain qualified executive officers; (ii) to align the interest of those executive officers with those of the Company's shareholders; and (iii) to encourage the development of a cohesive management team. The Compensation Committee believes that base salaries need to be competitive to attract and retain qualified executive officers and that the executive officers need to be provided with stock ownership opportunities to align their interests with those of the Company's shareholders.

EXECUTIVE COMPENSATION PROGRAM COMPONENTS The Company's executive compensation program focuses on Company and individual performance as determined by the Compensation Committee. The Compensation Committee places primary emphasis on Company performance rather than individual performance in order to inspire the Company's executives to work as a team to accomplish Company objectives. Components of the Company's executive officer compensation program include base salary and stock option grants, as well as various benefits which are presently available to all employees of the Company. Each component of the executive officer compensation program is discussed in greater detail below.

BASE SALARY The Compensation Committee's recommendations regarding the base salary of each of the Company's executive officers are based on a number of factors, including the executive officer's experience and past performance, the level of skill and responsibility required by the executive's position and his or her qualifications for the position. The Compensation Committee also considers competitive salary information pertaining specifically to the medical device industry as well as to companies of similar size in other industries. In general, the Compensation Committee seeks to set executive officer base salary at competitive levels in relation to the companies with which the Company competes for executives. Base salaries are determined prior to the beginning of each fiscal year following a review of the above factors by the Compensation Committee and may also be adjusted based on Company performance and the executive officer's impact thereon, cost of living, promotion, or merit factors.

STOCK OPTION PROGRAM By granting options to purchase Common Stock to the executive officers of the Company, the Compensation Committee seeks to align the long-term interests of the Company's executive officers with those of its shareholders by creating a strong and direct nexus between executive compensation and shareholder return and to enable executives to develop and maintain a significant ownership position in the Company.

The Company's Amended and Restated Stock Option Plan (Stock Option Plan) authorizes the Compensation Committee to issue executive officers incentive stock options having an exercise price not less than the fair market value of the Common Stock on the date of grant (or, for an incentive option granted to a person holding more than 10% of the Company's voting stock, at not less than 110% of fair market value), and non-statutory options having an exercise price not less than 85% of the fair market value of the Common Stock on the date of grant. Options granted under the Stock Option Plan have a term fixed by the Compensation Committee at the time of grant, which term may not exceed 10 years. All other terms of options granted under the Stock Option Plan may be determined by the Compensation Committee and different restrictions may be established with respect to different recipients of stock options.

The Compensation Committee determines the number of options and the terms and conditions of such options based on certain factors, including the past performance of the executive officer, the executive officer's potential impact on the achievement of the Company's objectives, past grants or awards of stock-based compensation and on comparative compensation data regarding option grants by companies within the medical device industry as well as within a broader group of companies of comparable size and complexity. Additionally, options may be granted to an executive officer as an incentive at the time the executive officer joins the Company.

BENEFITS The Company provides medical insurance benefits as well as a SEP retirement plan to the executive officers. The same benefits are available to all Company employees. The amount of these benefits, as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation, did not exceed 10% of each executive officer's annual salary for fiscal 1998.

SECTION 162(m) Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the deductibility of certain compensation paid to the chief executive officer and each of the four other most highly compensated executives of a publicly held corporation to $1,000,000. In fiscal 1998, the

Company did not pay "compensation" within the meaning of Section 162(m) to such executive officers in excess of $1,000,000 and does not believe it will do so in the near future. Therefore, the Company does not have a policy at this time regarding qualifying compensation paid to its executive officers for deductibility under Section 162(m), but will formulate such a policy if compensation levels ever approach $1 million.

                       Members of the Compensation Committee

                                    Norman Dann
                                 Jerry E. Robertson


PERFORMANCE GRAPH

     In accordance with the rules of the Securities and Exchange Commission, the following performance graph compares the performance of the Company's Common Stock on the Nasdaq Small Cap Market to an index for the Nasdaq Stock Market (U.S. Companies) prepared by the Center for Research in Securities Prices and to Nasdaq stocks for companies with an SIC code of 3840-3849, which is for Surgical, Medical, and Dental Instruments and Supplies. The graph compares the cumulative total stockholder return as of the end of each of the Company's fiscal years on $100 invested since the Company went public on November 10, 1995 and assumes reinvestment of all dividends.


                             [PERFORMANCE GRAPH]

                Comparison of Five-Year Cumulative Total Returns
                            Performance Report for
                                  Medwave, Inc.

Prepared by the Center for Research in Security Prices
Produced on 06/02/98 including data to 04/30/98

Company Index:  CUSTP      Ticker    Class      Sic      Exchange

                58508110   MDWV                 3840     NASDAQ

                Fiscal Year-end is 04/30/98

Market Index:   Nasdaq Stock Market (US Companies)

Peer Index:     NASDAQ Stocks (SIC 3840-3849 US Companies)
                Surgical, Medical, and Dental Instruments and Supplies

                   Date    Company Index     Market Index     Peer Index
                 11/10/95     100.000           100.000         100.000
                 11/30/95      97.561            99.558         102.364
                 12/29/95      97.561            99.028         105.287
                 01/31/96     101.220            99.516         111.231
                 02/29/96     117.073           103.303         108.820
                 03/29/96     131.707           103.646         107.243
                 04/30/96     156.098           112.245         108.907
                 05/31/96     204.878           117.399         113.514
                 06/28/96     209.756           112.107         103.721
                 07/31/96     168.293           102.124          91.345
                 08/30/96     195.122           107.846          95.163
                 09/30/96     207.317           116.095         101.826
                 10/31/96     224.390           114.813          94.953
                 11/29/96     234.146           121.910          95.557
                 12/31/96     219.512           121.800          98.666
                 01/31/97     224.390           130.457         101.954
                 02/28/97     204.878           123.245         100.732
                 03/31/97     200.000           115.199          91.932
                 04/30/97     190.244           118.801          89.296
                 05/30/97     253.659           132.269          98.599
                 06/30/97     258.537           136.336          99.955
                 07/31/97     278.049           150.705         106.981
                 08/29/97     270.732           150.475         107.374
                 09/30/97     251.220           159.379         118.290
                 10/31/97     195.122           151.124         115.751
                 11/28/97     193.902           151.881         113.504
                 12/31/97     195.122           149.496         112.599
                 01/30/98     165.854           154.197         114.808
                 02/27/98     170.732           168.636         122.482
                 03/31/98     214.634           174.847         123.484
                 04/30/98     200.000           177.814         124.294

NOTES:
      A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
      B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
      C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
      D. The index level for all series was set to $100.0 on 11/10/95.

                     APPROVAL OF AMENDMENT OF STOCK OPTION PLAN
                                   (PROPOSAL #3)


PROPOSED AMENDMENT

     Currently, under the terms of the Company's Amended and Restated Stock Option Plan (the "Plan"), each non-employee director of the Company receives a non-qualified option for 30,000 shares of Common Stock upon his or her initial election as a director. Such options vest over a four-year period. The Board of Directors has adopted, subject to shareholder approval, an amendment to the Plan (the "Amendment") to provide for an additional annual grant to each outside director, after the completion of three years of service, of a non-qualified option to purchase 10,000 shares of Common Stock. Each such option would become fully exercisable on the first anniversary of the date of grant. All director options are granted at an exercise price per share equal to 100% of the fair market value of the Company's Common Stock on the date of grant and expire ten years from the date of grant.

     If approved by the shareholders, the Amendment will also give the Committee the discretion to permit certain transfers of non-qualified stock options. Finally, the Amendment updates the definition of the Compensation Committee and the amendment provisions of the Plan to reflect recent changes in the law.

     A general description of the Plan and the Amendment is set forth below, but such description is qualified in its entirety by reference to the full text of the Plan and Amendment, copies of which may be obtained without charge upon written request to the Company's Chief Financial Officer.

DESCRIPTION OF PLAN

     PURPOSE. The purpose of the Plan is to advance the interests of the Company and its shareholders by enabling the Company and its subsidiaries to attract and retain persons of ability as employees, directors, and key consultants by providing an incentive to such individuals through equity participation in the Company and by rewarding such employees, directors and key consultants who contribute to the achievement by the Company of its long-term economic objectives. A total of 1,700,000 shares of Common Stock are reserved for options under the Plan.

     TERM. Incentive stock options may be granted under the Plan for a period of ten years from November 29, 1995, the date of its initial adoption by the Board of Directors. Non-qualified stock options may be granted pursuant to the Plan until it is discontinued or terminated by the Board.

     ADMINISTRATION. The Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Plan gives broad powers to the Committee to administer and interpret the Plan, including the authority to select the individuals to be granted options and to prescribe the particular form and conditions of each option granted. As clarified by the Amendment, each member of the Committee must be a "non-employee director" as defined in Rule 166-3 under the Securities Exchange Act of 1934, as amended.

     ELIGIBILITY. All employees of the Company or any subsidiary are eligible to receive incentive stock options pursuant to the Plan. All employees, directors and officers of, and consultants and advisors to, the Company or any subsidiary are eligible to receive non-qualified stock options. As of September 30, 1998, the Company had approximately 17 employees (of which three are officers), and three directors who are not employees.

     OPTIONS. When an option is granted under the Plan, the Committee, at its discretion, specifies the option price, the type of option (either "incentive" or "non-qualified") to be granted, and the number of shares of Common Stock which may be purchased upon exercise of the option. The exercise price of an incentive stock option generally may not be less than 100% of the fair market value of the Company's Common Stock on the date of grant and, unless otherwise determined by the Committee, the option price of a non-qualified option will not be less than 85% of the fair market value of the Company's Common Stock on the date of grant. The market value of the Company's Common Stock on September 30, 1998 was $14.50. The term during which the option may be exercised and whether the option will be exercisable immediately, in stages or otherwise are set by the Committee, but the term of an incentive stock option may not exceed ten years from the date of grant. Optionees may pay for shares upon exercise of options with cash, certified check or Common Stock of the Company valued at the stock's then fair market value or some combination of cash and Common Stock. Each incentive stock option granted under the Plan is nontransferable during the lifetime of the optionee. If the Amendment is approved by the shareholders, the Committee may, in its discretion, permit the transfer of non-qualified stock options to immediate family members or to certain family trusts or family limited partnerships. Each outstanding option under the Plan may terminate earlier than its stated expiration date in the event of the optionee's termination of employment or directorship. All outstanding options become immediately exercisable in full upon a "change of control" which includes, (i) the purchase of at least 60% of the Company's stock, (ii) a merger, consolidation, sale of substantially all of the Company's assets, or liquidation of the Company, and (iii) certain changes in the Company's Board of Directors.

     In addition to other options which may be granted under the Plan, each non-employee director of the Company (excluding persons who were non-employee directors on the date the Plan was adopted by the Board) will automatically be granted a non-qualified option for 30,000 shares of Common Stock upon his or her initial election as a director, vesting over a four-year period. In addition, if the Amendment is approved by the shareholders, after three years of service, each outside director will receive a non-qualified option for 10,000 shares, vesting after one year, each year he or she continues to serve as a director. Each non-qualified option expires ten years from the date of grant and has an exercise price per share equal to 100% of the fair market value of the Common Stock on the date of grant. Options to purchase 90,000 shares are currently outstanding as a result of the non-employee director automatic option provisions of the Plan. If the Amendment is approved by the shareholders, Messrs. Norman Dann and Jerry E. Robertson will receive their first annual 10,000 share option on the date of such shareholder approval, and Mr. Jeffrey Green will receive his first annual 10,000 share option in August 2000.

     AMENDMENT. As clarified by the Amendment, the Board of Directors may, from time to time, suspend or discontinue the Plan or revise or amend it in any respect; provided, (i) no such revision or amendment may impair the terms and conditions of any outstanding option to the material detriment of the optionee without the consent of the optionee except as authorized in the event of merger, consolidation or liquidation of the Company, (ii) the Plan may not be amended in any manner that will (a) materially increase the number of shares subject to the Restated Plan except as provided in the case of stock splits, consolidations, stock dividends or similar events, (b) change the designation of the class of employees eligible to receive options; (c) decrease the price at which options will be granted; or (d) materially increase the benefits accruing to optionees under the Plan without the approval of the shareholders, to the extent such approval is required by applicable law or regulation.

     FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN. Under present law, an optionee will not realize any taxable income on the date a non-qualified option is granted pursuant to the Plan. Upon exercise of the option, however, the optionee must recognize, in the year of exercise, ordinary income equal to the difference between the option price and the fair market value of the Company's Common Stock on the date of exercise. Upon the sale of the shares, any resulting gain or loss will be treated as capital gain or loss. The Company will receive an income tax deduction in its fiscal year in which non-qualified options are exercised equal to the amount of ordinary income recognized by those optionees exercising options, and must withhold income and other employment related taxes on such ordinary income.

     Incentive stock options granted under the Plan are intended to qualify for favorable tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended. Under Section 422, an optionee recognizes no taxable income when the option is granted. Further, the optionee generally will not recognize any taxable income when the option is exercised if he or she has at all times from the date of the option's grant until three months before the date of exercise been an employee of the Company. The Company ordinarily is not entitled to any income tax deduction upon the grant or exercise of an incentive stock option. Certain other favorable tax consequences may be available to the optionee if he or she does not dispose of the shares acquired upon the exercise of an incentive stock option for a period of two years from the granting of the option and one year from the receipt of the shares.

     PLAN BENEFITS. The table below shows the total number of stock options that have been received by the following individuals and groups under the Plan as of September 30, 1998:

                                                               Total Number of
                Name and Position/Group                      Options Received(1)
    ----------------------------------------------------------------------------
    G. Kent Archibald, President, Chief Executive Officer,         435,000
       Secretary, and Director
    Todd A. Erdmann, Former Vice President of Sales                175,000
    Current Executive Officer Group (3 persons)                    690,000
    Current Non-Executive Officer Director Group (3 persons)        90,000
    Current Non-Executive Officer Employee Group                   268,000
       (14 persons)

(1) This table reflects the total stock options granted without taking into account exercises or cancellations. Because future grants of stock options are subject to the discretion of the Compensation Committee, the future benefits that may be received by these individuals or groups under the Plan cannot be determined at this time, except for the automatic option grants to outside directors as described above.


VOTE REQUIRED

          The Board of Directors recommends that the shareholders approve the
Amendment to the Plan.   Approval of the Amendment requires the affirmative vote
of the greater of (i) a majority of the shares represented at the meeting with authority to vote on such matter and (ii) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the meeting.


                           INDEPENDENT PUBLIC ACCOUNTANT

          Ernst & Young, LLP acted as the Company's independent public accountant for fiscal 1998. Representatives from Ernst & Young LLP are expected to be present at the meeting, will be given an opportunity to make a statement regarding financial and accounting matters of the Company if they so desire, and will be available at the meeting to respond to appropriate questions from the Company's shareholders.

          COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

          Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors, and greater than 10% shareholders ("Insiders") are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

          Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Form 5 was required for such persons, the Company believes that during the fiscal year ending April 30, 1998, all filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with.

                                 OTHER BUSINESS

          Management knows of no other matters to be presented at the meeting. If any other matter properly comes before the meeting, the appointees named in the proxies will vote the proxies in accordance with their best judgment.

                             SHAREHOLDER PROPOSALS

          Any appropriate proposal submitted by a shareholder of the Company and intended to be presented at the 1999 annual meeting of shareholders must be received by the Company by June 7, 1999, to be includable in the Company's proxy statement and related proxy for the 1999 annual meeting. Shareholder proposals intended to be presented at the 1999 annual meeting but not included in the Company's proxy statement and proxy will be considered untimely if received by the Company after August 21, 1999.

                                   FORM 10-K

          A COPY OF THE COMPANY'S FORM 10-K ANNUAL REPORT FOR THE FISCAL YEAR ENDED APRIL 30, 1998 (WITHOUT EXHIBITS) ACCOMPANIES THIS NOTICE OF ANNUAL MEETING AND PROXY STATEMENT. NO PORTION OF SUCH REPORT IS INCORPORATED HEREIN OR IS TO BE CONSIDERED PROXY SOLICITING MATERIAL. THE COMPANY WILL FURNISH TO ANY SHAREHOLDER, UPON WRITTEN REQUEST, ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING THE FORM 10-K UPON THE PAYMENT, IN ADVANCE, OF REASONABLE FEES RELATED TO THE COMPANY'S FURNISHING SUCH EXHIBIT(S). ANY SUCH REQUEST SHOULD INCLUDE A REPRESENTATION THAT THE SHAREHOLDER WAS THE BENEFICIAL OWNER OF SHARES OF MEDWAVE COMMON STOCK ON OCTOBER 6, 1998, THE RECORD DATE FOR THE 1998 ANNUAL MEETING AND SHOULD BE DIRECTED TO MR. MARK T. BAKKO, CHIEF FINANCIAL OFFICER, AT THE COMPANY'S PRINCIPAL ADDRESS.

                                        BY ORDER OF THE BOARD OF DIRECTORS



Dated:    October 6, 1998               G. Kent Archibald
          Arden Hills, Minnesota        President and Chief Executive Officer

                                 MEDWAVE, INC.
                         ------------------------------

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                         ------------------------------

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints G. KENT ARCHIBALD and MARK T. BAKKO, or either of them acting alone, with full power of substitution, as proxies to represent and vote, as designated below, all shares of Common Stock of Medwave, Inc. registered in the name of the undersigned, at the Annual Meeting of the Shareholders to be held on Tuesday, November 17, 1998 at 3:00 p.m., Minneapolis Time, in the Auditorium of the Lutheran Brotherhood Building, 625 Fourth Avenue, Minneapolis, Minnesota, and at all adjournments of such meeting. The undersigned hereby revokes all proxies previously granted with respect to such meeting.

    The Board of Directors recommends that you vote "FOR" the following proposals:

(1)        SET NUMBER OF DIRECTORS AT FOUR:
           / /  FOR             / /  AGAINST             / /  ABSTAIN
(2)        ELECT DIRECTORS:  Nominees: G. Kent Archibald, Norman Dann, Jeffrey W. Green and Jerry E. Robertson
           / /  FOR all Nominees listed above                        / /  WITHOUT AUTHORITY
              (except those whose names have                            to vote for all nominees
              been written on the line below)                           listed above
                     (To withhold authority to vote for any nominee, write that nominee's name on the line below.)
           ------------------------------------------------------------------------------------------------------------------

(3)        Approve an amendment to the Stock Option Plan which clarifies certain administrative provisions, permits certain transfers of non-qualified stock options, and provides for additional automatic option grants to outside directors of the Company:

           / /  FOR             / /  AGAINST             / /  ABSTAIN

(4)        OTHER MATTERS.  In their discretion, the appointed proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN FOR A PARTICULAR PROPOSAL, WILL BE VOTED FOR SUCH PROPOSAL. Date ___________________________, 1998.

                                         ---------------------------------------

                                         ---------------------------------------
                                         PLEASE DATE AND SIGN ABOVE exactly as
                                         name appears at the left, indicating,
                                         where appropriate, official position or
                                         representative capacity. If stock is
                                         held in joint tenancy, each joint owner
                                         should sign.